Exhibit 99.1

TRIMERIS, INCORPORATED

Moderator: Steven Skolsky

April 25, 2006

Operator: Good afternoon and welcome to the Trimeris' First Quarter 2006 Sales conference call. This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties, and those discussed with Trimeris' filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of our research and development activities, regulatory authorizations, and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and the company's Periodic Reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

While the information presented during this call represents management's current judgment on the future direction of the company's business, such risks and uncertainties could cause operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

I will now turn the call over to Mr. Steven Skolsky, Chief Executive Officer. Please go ahead, sir.

Steven Skolsky: Thanks for being with us for our First Quarter 2006 Sales conference call. As we did in the fourth quarter of 2005, the company is announcing sales results for FUZEON in conjunction with the release of Roche's first quarter 2006 financial results. The release of Trimeris' complete financial results for the first quarter of 2006 will follow in May.

As we mentioned previously, this process of separating sales and earnings releases provides the company with sufficient time to incorporate and fully analyze the financial data we receive from our partner Roche relative to when they release worldwide sales information on their product portfolio.

Joining me on the call today are several members of the Trimeris Senior Management Team.

During the course of this call, I will describe the progress achieved in FUZEON sales growth and market adoption as well as provide an update on key product improvement and support initiatives. I will begin by summarizing the first quarter 2006 sales performance of FUZEON.

Worldwide sales of FUZEON in the first quarter of 2006 were $55.4 million, demonstrating growth of over $12 million or an increase of 31% over the first quarter of 2005. FUZEON sales in North America for the first quarter of 2006 totaled $27.4 million, compared to $23.3 million in the first quarter of 2005, an increase of 17%.

As we indicated in our fourth quarter 2005 earnings call, the seasonal wholesaler inventory build that contributed to the record North American quarterly sales in the fourth quarter of 2005 led to an expected slowdown in the first quarter of 2006 sales. Wholesaler inventories have now returned to the one and a half to two weeks of supply compared to the four-week level seen at the year-end 2005 indicating that excess inventories have been reduced to normal levels.

FUZEON revenues in the rest of the world totaled $28 million in the first quarter, compared to $19.1 million in the first quarter of 2005, an increase of 47%.

Overall, these results fall within our sales projections and, consequently, we maintain our 2006 North American sales guidance range of $140 to $150 million, based on the expectation of an overall annual growth rate of 24% to 33%. Building off the momentum we achieved from our profitable fourth quarter in 2005, we also maintained our guidance to be profitable for the calendar year 2006.

In the U.S., prescription trends for the first quarter of 2006 demonstrated strong underlying demand with new prescriptions growing 12% above the fourth quarter of 2005, while total prescriptions remained relatively stable on a sequential quarterly basis. Both new and total prescription levels for first quarter of 2006 are up significantly over the first quarter of 2005, growing 19% and 10% respectively.

These results are consistent with data from internal market research in the U.S. indicating that over the past 12 months, the number of clinicians prescribing FUZEON has grown by 12% while the average number of prescriptions written per physician has increased by 14%. The growth trend in FUZEON adoption appears both continuous and robust.

These positive results were achieved through a combination of factors, including continued expansion of FUZEON use with newly-approved HIV drugs and those in late stages of clinical development; solid underlying demand in an adoption of FUZEON in the largest HIV markets; and lastly, continued investment in progress in FUZEON product support programs and product profile enhancements.

As mentioned previously, we expect to achieve our 2006 FUZEON sales guidance through strong double-digit growth which will be catalyzed by the following key drivers: continued growth in the acceptance and adoption of FUZEON with new active agents as part of the emerging standard of care for treatment-experienced HIV patients; availability of new agents, both commercially and in development for use in combination with FUZEON; continued development of alternative FUZEON administration options; expansion of and continuing investment in support programs for patients; and lastly, continued significant investment in marketing and promotion of FUZEON similar to 2005 levels.

Our commercial efforts for FUZEON during the first quarter of 2006 continue to focus on expanding achievements in clinical practice. Our collaborative efforts with our partners at Roche were complimented by presentations at scientific conferences that included results from clinical studies that reinforced the pivotal role of FUZEON in HIV treatment.

Presentations in February at the 13th Conference of Retroviruses and Opportunistic Infections, or CROI, in Denver, provided further data on the use and effectiveness of FUZEON with newly approved and investigational drugs as well as emerging clinical data demonstrating sustained immunological benefit from FUZEON.

The FUZEON effect seen in six different trials of treatment-experienced HIV patients involving FUZEON and three different HIV drugs consistently demonstrate that undetectable viral load was achieved in the majority of patients when FUZEON was combined with these new or investigational antiretroviral drugs.

More recently, 24-week data from the POWER 1 and 2 studies of Tibotec's protease-inhibitor TMC-114 at the British HIV Association Meeting this month demonstrated that when TMC-114 was combined with FUZEON, nearly two-thirds of treatment-experienced patients achieved full HIV suppression, that is less than 50 copies of virus/cc. In these studies, FUZEON was one of the most significant contributing factors to achievement of full virologic suppression.

First-hand accounts from physicians who have enrolled patients in the TMC-114 Expanded Access Program have corroborated the benefits of combining FUZEON plus TMC-114 to derive the benefits of full viral suppression in patients for the first time, and some, first-time ever.

Taken together, these data continue to reinforce the current Department of Health and Human Services or DHHS guidelines on the management of HIV/AIDS that state treatment-experienced patients who receive more active drugs, that is an active ritonavir-boosted PI and enfuvirtide, or FUZEON, had a better and more prolonged virologic response.

We've been working to support the increasing application in clinical practice of full viral suppression as the goal of therapy for treatment-experienced patients with FUZEON at the heart of such fully-suppressive HIV regimens.

Clinicians rely on published guidelines as one of the top-three resources for therapeutic decision support, rendering the appropriate characterization of FUZEON within these guidelines an ongoing priority.

Although there have been some recent setbacks in the development of some CCR5 inhibitors, we believe that a substantial number of patients who will enroll in Pfizer's treatment-experienced Phase III maraviroc study, as well as in Schering's plans to vicriviroc study in the same patient population will utilize FUZEON in their background regimen.

The potential synergy of FUZEON with CCR5 inhibitors, actively blocking HIV-entry into the CD4 cells, combined with the activity of protease and nucleic acidamine inhibitors to arrest viral replication within the cell, may prove to be particularly potent regimens for treatment-experienced patients.

The emergence of integrase inhibitors as described at the February CORI Meeting also suggests there may be an additional new class of antiviral agents available in the future to combine with FUZEON to provide treatment-experienced patients with further options to achieve full viral suppression.

Turning to our ongoing product development efforts, our ENF-404 or WAND study completed enrollment in mid-February of this year. This trial is a randomized, open-label two-way crossover study assessing the tolerability of the B2000 needle-free gas-powered device for administration of FUZEON, compared to a traditional needle injection.

We anticipate that this report will be available in the second half of 2006 and will be subsequently provided to the FDA as requested to support our sNDA submission seeking approval to incorporate the B2000 System as an alternative method for administration of FUZEON.

The other studies with FUZEON that will include the use of the B2000 System are also in progress, namely the BLQ or Below Level of Quantification study and the BOSS -- Biojector Observational Safety and Satisfaction study. The BLQ study is currently enrolling patients and will assess the use of FUZEON in combination with TMC-114 while the BOSS study will focus on the use of B2000 System in patients at risk of discontinuing FUZEON therapy due to injection-related difficulties.

In addition, the specialty pharmacy Bioscrip continues to enroll patients in their medical use evaluation of alternative administration systems for FUZEON, which includes the B2000 System free of charge.

In the interim, we have submitted full study data from the QUALITE Trial for presentation at the upcoming International AIDS Conference in August of this year.

As mentioned in our earlier conference calls, this trial evaluated the use of the Becton Dickinson thin-walled 31-gauge needle known as the BD Ultra-Fine II in the administration of FUZEON in over 350 patients. Early data from the first 100 patients in this trial demonstrated a low incidence of injection site reactions and that a majority of patients had either no or only minor injection site reactions at the end of the 12-week treatment period.

Patients in this study also reported that quality of life parameters were improved with FUZEON over the 12-week period observed. Clinicians and patients who may be considering or are already using FUZEON as part of their HIV regimens can readily access the BD Ultra-Fine II needle and syringe through their preferred pharmacies.

Investment in FUZEON core support programs is continuing 2006. One of our leading priorities is the expansion of our successful FUZEON Nurse Connections Program. This program provides personal visits from highly-qualified and experienced nurses to both new and current FUZEON patients to assist them in both therapy initiation and to provide ongoing support for continuation.

Our goal for 2006 is to have Nurse Connections staff reach over 2,500 or approximately 35% more patients than in 2005. To date, the Nurse Connections Program has received high levels of physician and patient satisfaction, having reached over 700 patients already this year.

Roughly 80% of the patients accessing this program are new to FUZEON and early data reflecting 85% or greater persistency with the therapy, 30 days after initiation, was sustained through the year-end.

Taken together, progress made in all the areas that I've just described has contributed to the increasing adoption of FUZEON. The positive results we achieved in the first quarter of 2006 indicate that we remain on track to reach our full-year objectives of continuing our growth of our HIV fusion inhibitor franchise.

Areas of particular focus during the course of 2006 include promotional efforts with our Roche partners on expanding the awareness of the FUZEON Effect, leveraging emerging data from trials of new agents with FUZEON, and reiterating the consistent ability to achieve high levels of HIV suppression in treatment-experienced patients.

Raising the awareness of the adoption of recent DHHS guideline regimens, setting the goal of maximal HIV suppression in treatment-experienced patients and FUZEON's use as the foundation and regimen designed to reach this goal.

Expanding the Nurse Connections Program to include more full-time staff to reach even more new and current FUZEON patients to support successful therapeutic outcomes. Further improve the daily use of FUZEON through alternative delivery systems development with the presentation and publication of the full dataset from the QUALITE Trial as well as submitting additional data to support the B2000 System sNDA.

Progressing our next-generation infusion-inhibitor candidates, TR-I999 and TRI-1144, to a preclinical development in collaboration with our Roche colleagues. Both compounds are advancing into large-scale clinical synthesis to support advance formulation work and preclinical toxicology testing. These activities will contribute to the initiation of our first-time-in-man studies in 2007 with one of these agents.

FUZEON is pioneering a treatment paradigm that is revolutionizing the treatment of HIV. The continuing sequence of study results in treatment-experienced patients demonstrated that new agents, when combined with FUZEON, can achieve full viral suppression in nearly two-thirds of treatment-experienced patients, is truly unprecedented.

These results point to a unique opportunity for clinicians and patients to act now in fully suppressing HIV replication and achieving sustained immunological benefit in even the most virulent and intractable strains of HIV.

We will continue to convey this data, invest in product improvements, and maintain patient support programs in our ongoing efforts to support the growing adoption of FUZEON in clinical practice.

Our broad-based agreement with Roche to devote substantial resources to growing FUZEON as well as advancing a novel next-generation fusion inhibitor with an enhanced antiviral profile and once-weekly dosing demonstrates our commitment to expanding our fusion inhibitor franchise, building our research pipeline, and improving the lives of people infected with HIV.

Thank you for joining the call and we'll now take your questions.

Operator: At this time, ladies and gentlemen, I would like to remind everyone, in order to ask a question, please press star, followed by the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks very much. One quick question is that how much inventory dollar-wise do you think was worked down in Q1 in North America?

Steven Skolsky: If we assumed that it was the 3000 kits, Meg, that was built up in the fourth quarter, it's approximately $4.6 million.

Meg Malloy: Okay. So that would suggest that quarter-over-quarter, you're still slightly down.

Steven Skolsky: Yeah, agreed. And I would also take into account that quarter-on-quarter, we see an increase in our gross to net calculation, which would be a result of our increased rebates. And in addition to that, as you probably well know, having tracked the prescription trends, also hurt by what was most dramatically a downturn in prescription during the month of February.

Meg Malloy: What do you think impacted that, Steve?

Steven Skolsky: I don't know because it's really anomalous. As you take a look at January, we had a fairly robust prescription trends and despite the increasing trend of growing unit sales in each of the months of the quarter, February took a downturn of around 14% in new prescriptions.

But looking up, obviously, because now we get into March, we saw a very robust turnaround that we're now showing an increase of 18% and 17% of both new and total prescriptions. So combined with that, we've grown unit sales from $5.3 million in January to almost $12 million now in the month of March.

The other thing that I think bodes well, Meg, is the trend that we've seen in April; we have now surpassed the threshold of 300 scrips per month and 1,000 scrips total which were record numbers that we set as we go back to the end of November, early December.

Meg Malloy: Okay. Thanks a lot.

Operator: Your next question comes from Steve Harr with Morgan Stanley.

Steve Harr: I wanted to see if we could get a better grasp of the ex-US demand? Last quarter, you had said there was about a $5 million purchase by the Brazilian government and it was another strong quarter ex-US. Are there some one-time items in there again this quarter?

Steven Skolsky: There are. Brazil made another purchase, Steve, of over $5 million.

Steve Harr: And what's your thought then, Steve, on the frequency that we'll see? Is this going to be a twice-a-year event, a once-a-year event, or four times, or what's your general thought right now?

Steven Skolsky: No, I think you historically referred to this as a saw tooth and I would probably be consistent with that, that it's unpredictable. But we certainly don't view this as a one-time event; it's going to occur sporadically during the course of the year. When, I don't know; I really can't predict their purchasing pattern.

Steve Harr: Great. Thank you.

Steven Skolsky: Uh-huh.

Steve Harr: Your next question comes from Thomas Wei with Piper Jaffray.

Thomas Wei: Thanks very much. I just wanted to understand if we look out at maybe some leading indicators of how you could potentially improve and accelerate the FUZEON sales, what - how's the adoption of the 31-gauge needle been like for - in that if you are able to track what the requests have been like through the specialty pharmacies?

Steven Skolsky: Yeah, Thomas, most of this is anecdotal and I think we've addressed this question or, at least indirectly, a few times before because we don't sell the needles directly. But in our interactions with clinicians and key opinion leaders and when we hold our Advisory Boards, generally the feedback we get that's amongst high prescribers, there is a high degree of usage of the 31-gauge needle. How widely a spread that is across the entire prescriber-base, I couldn't tell you.

Thomas Wei: And&

Steven Skolsky: And bolstered by the results that we've seen in the QUALITE Trial, obviously, that has initiated even greater interest in experimenting with an alternative delivery system.

Thomas Wei: And in the TMC-114 Extended Access Program, do you have any sense as to whether or not the FUZEON usage there has been - how has that tracked relative to some of the metrics that we've seen in clinical trials?

Steven Skolsky: We don't even have accurate numbers for how many patients are in the TMC program let alone how many of those are on FUZEON and I don't think that's information that Tibotec has released through their parent company J&J.

I think there's one thing that we're consistently hearing, that the enrollment levels in the Access Program have been relatively low and it's - I would imagine that it's probably less of a concern to Tibotec now because of the impending approval that is certain to come no later than their action date on June 28th.

Thomas Wei: Okay. Thank you.

Steven Skolsky: Uh-huh.

Operator: Once again, ladies and gentlemen, in order to ask a question, please press star, followed by the number 1 on your telephone keypad.

Your next question comes from Tim Wilson with Pacific Growth.

Tim Wilson: Steve, I'm just wondering if you could put a dollar value on business you think you've lost on co-prescription with Tripanavir; this is anticipation of 114 in June?

Steven Skolsky: Yeah. That - Tim, that's a very good question and let me just give you a couple of my observations. One, the prescription levels of Tipranavir post-launch have not been particularly robust as you can well imagine if you've tracked it. The weekly new RXs have hovered around 175 to 180, so they've plateaued somewhat. So No. 1, that pool of patients is not that great.

Secondly, and I think this has been well documented in recent publications, most recently presented at the British HIV Meeting, that I believe the combined trials of Tipranavir had a 25% enrollment rate of FUZEON, so it was actually fairly low to start with.

So I think you're dealing with two factors there, small pool and then a relatively modest number of patients in general that are being combined. So I could only speculate on how many physicians might be holding off as a result of the impending approval.

I would point out that as a clinician, they're having to make a treatment decision and can hold off on making that choice of a switch. When you compare the percentage of patients that show a more profound clinical response on 114 relative to Tipranavir, that's certainly going to go into their decision-making criteria.

For example, if you evaluate the 114 response across all their POWER trials versus the RESIST trials of Tipranavir, the percentage of patients that achieve a greater than one-month reduction was 70% versus 40%. And I could go on and on with other clinical endpoints that are obviously more robust for the 114 product.

Tim Wilson: Okay. Thanks very much.

Operator: You have no further questions at this time.

Steven Skolsky: Well, let me just conclude by thanking you all for participating in our First Quarter 2006 Sales call. I would like to summarize some key points that I've discussed with you today.

We are pleased at having achieved FUZEON worldwide sales in excess of $55 million for the first quarter of 2006, reflecting 31% growth over the first quarter of 2005. In North America, we achieved strong 17% sales growth in the first quarter of 2006, compared to the first quarter of 2005.

And both new and total prescription levels for the first quarter of 2006 are up significantly over the first quarter of 2005 with substantial continued growth in new prescriptions increasing 19% year-on-year and 12% in sequential quarters.

These results have met our expectations and, consequently, we reaffirm our 2006 FUZEON North American sales guidance of $140 to $150 million. We also maintain our guidance of being profitable for the full year 2006.

Once again, thank you for joining the call and we look forward to providing you with our complete financial results for the first quarter of 2006 in May of this year.

Operator: This concludes the Trimeris First Quarter 2006 Sales conference call. You may now disconnect.

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